Exhibit 10.2

RESIGNATION AND CONSULTING AGREEMENT

This Resignation Agreement (the “Agreement”) is made and effective this 10th day of May, 2006 (the “Effective Date”) by and between Keane, Inc. (the “Company”) and Brian T. Keane (“Mr. Keane”) (collectively, the “Parties”).

WHEREAS, Mr. Keane is employed as President and Chief Executive Officer of the Company and serves as a Director of the Company;

WHEREAS, at the request of the Board of Directors, Mr. Keane has agreed to resign from his position as President and Chief Executive Officer and from his position as a Director with the Company; and

WHEREAS, the Company has agreed to accept Mr. Keane’s resignation and enter into a consulting arrangement with Mr. Keane on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration for the promises contained herein, the Company and Mr. Keane agree as follows:

1.             Resignation. The Parties hereby confirm that Mr. Keane’s resignation as President and Chief Executive Officer and from all other positions, including any offices, directorships or employment that he holds with the Company or any affiliates or other related entities (“Company Affiliates”) (including but not limited to his position as a Director of the Company) is effective as of May 10, 2006 (the “Resignation Date”). Said resignations from the Company are hereby accepted by the Company. Mr. Keane shall not permit himself to be considered for election to the Board of Directors at any time prior to December 31, 2010 and hereby withdraws his candidacy for reelection to the Board of Directors at the 2006 Annual Meeting of Shareholders presently scheduled for May 18, 2006. The Parties agree that they shall publicly announce Mr. Keane’s resignation by issuing the Press Release attached at Exhibit A.

2.             Service as a Consultant. Mr. Keane shall serve the Board of Directors of the Company as a consultant from June 1, 2006 to December 31, 2007 (the “Consulting Period”). Mr. Keane’s responsibilities as a consultant shall be to perform projects and provide advice and assistance appropriate for an individual of his knowledge and experience at any reasonable times requested by a majority of the Board of Directors or its designee, provided that the Company shall not require Mr. Keane to perform such services for a total of more than 150 days. In exchange for his availability for and performance of consulting services, the Company shall pay Mr. Keane consulting payments on a monthly basis in arrears at a rate of $26,000 per month effective for the Consulting Period (the “Consulting Payments”). Mr. Keane shall be an independent contractor of the Company during the Consulting Period. Notwithstanding the foregoing, Mr. Keane’s service as a consultant shall not be considered to be a continuation of a relationship with the Company for purposes of any stock option or equity plan of the Company, or any Stock Option Agreement or any Restricted Stock Award Agreement, each as defined below. After January 1, 2007, Mr. Keane may terminate his agreement to provide consulting services upon 30 days written notice and upon the effective date of the termination, the Company shall stop making the Consulting Payments.

3.             Benefits. Mr. Keane shall have the right to continue to participate in the Company’s group medical and dental benefit plans to the extent permitted by and subject to the law known as COBRA. The Company shall pay toward the premium for such coverages the same amount as it pays toward the premiums for active eligible employees with the same level of coverages. Mr. Keane acknowledges and agrees that the remaining portion of the premiums for such coverages shall be deducted on a monthly basis from the Consulting Payments.

4.             Stock Options. The Parties agree and acknowledge that the following is an exclusive list of all of the options to purchase shares of the Company’s common stock awarded to Mr. Keane and remaining outstanding as of the date hereof: January 18, 2006 (150,000 shares); December 16, 2004 (100,000 shares); February 21, 2003 (200,000 shares), December 4, 2001 (400,000 shares) and December 29, 2000 (200,000 shares), (the “Stock Option Agreements”). The Company and Mr. Keane agree and acknowledge that their respective rights with respect to these stock options shall be governed by the terms of the Stock Option Agreements. The Company hereby acknowledges Mr. Keane’s rights to exercise vested options will be governed by Section 6(b) of the Incentive Stock Agreement Granted Under the Company’s 1998 Stock Incentive Plan provided that notwithstanding the provisions of the Incentive Stock Agreement the Company and Mr. Keane hereby agree (a) that the period to exercise options which are vested as of the date  hereof shall be extended to December 31, 2006, provided that nothing in this Section 4 is intended to modify in any way the treatment of such options as a result of an Acquisition Event under the terms of the applicable stock option or stock incentive plan; and (b) that the Company will waive any rights that it may have to limit his exercise rights pursuant to Section 6(d) thereof. For the avoidance of doubt, the Parties agree that the vesting of stock options under the Stock Option Agreements ceases effective on the Resignation Date.

5.             Restricted Stock Awards. The Parties agree and acknowledge that the following is an exclusive list of all of the restricted stock awards granted to Mr. Keane and remaining outstanding as of the date hereof: December 16, 2004 (40,000 shares) and January 2, 2002 (3,500 shares) (“Restricted Stock Award Agreements”). The Company and Mr. Keane agree and acknowledge that their respective rights with respect to these restricted stock awards shall be governed by the terms of the Restricted Stock Award Agreements; provided that the Company agrees that it shall not exercise any Purchase Option as defined in the Restricted Stock Award Agreements with respect to 10,000 shares of restricted stock that would otherwise vest on 12/16/06 until after December 31, 2006 and Mr. Keane understands and agrees that the Company intends to exercise any and all other Purchase Options. For purposes of clarity, Mr. Keane’s termination of employment shall not preclude Mr. Keane from vesting in the 10,000 shares that would otherwise vest on 12/16/06.

6.             Release of Claims. In consideration for the promises and agreements set forth in this Agreement, Mr. Keane voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the Effective Date, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims relating to Mr. Keane’s employment by and resignation from employment or office with the Company; of wrongful discharge; of breach of contract; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect Mr. Keane’s rights under this Agreement, the Keane, Inc. 1998 Stock Incentive Plan, the Stock Option Agreements, the Restricted Stock Award Agreements, or the “Agreement” with the Company concerning confidential information, works for hire, and other matters (the “Confidential Information Agreement”), nor shall it affect his rights to seek indemnification under Article VI of the Company’s Restated Articles of Organization. Mr. Keane agrees that he shall not seek or accept damages of any nature, other equitable or legal remedies for his own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, Mr. Keane represents that he has not assigned to any third party and he has not filed with any agency or court any Claim released by this Agreement.

7.             Future Cooperation. Mr. Keane agrees to cooperate reasonably with the Company and all Company Affiliates (including the Company’s outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which the Company believes Mr. Keane may have knowledge or information. He further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Section to require Mr. Keane to make himself available to an extent that would unreasonably interfere with employment responsibilities that he may have and shall reimburse him for any pre-approved reasonable business travel expenses that he incurs on the Company’s behalf as a result of his litigation cooperation services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. He agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls him as a witness. Mr. Keane further agrees that he shall not voluntarily provide information to or otherwise cooperate with any individual or entity that is contemplating or pursuing litigation against any of the Releasees or that is undertaking any investigation or review of any of the Releasees’ activities or practices; provided, however, that he may participate in or otherwise assist in any investigation or inquiry conducted by the Equal Employment Opportunity Commission or the Massachusetts Commission Against Discrimination.

8.             Applicable Law. The law of the Commonwealth of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement.

9.             Severability. In the event that any provision or portion of a provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible and the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction to reflect the parties’ intent if possible. If such amendment is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Agreement and the remainder of this Agreement shall be enforced to the fullest extent possible  as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

10.           Modification. This Agreement may be modified only by a written agreement signed by Mr. Keane and a representative of the Company specifically authorized by a majority of the Board of Directors.

11.           Successors and Assigns. This Agreement shall be binding on the successors and assigns of the Company.

12.           Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, except for the Keane, Inc. 1998 Stock Incentive Plan, Stock Option Agreements, the Restricted Stock Award Agreements, and the Confidential Information Agreement.

KEANE, INC.

By:	/s/ John J. Leahy	May 10, 2006
	Title	Date

/s/ Brian T. Keane		May 10, 2006
Brian T. Keane		Date